Exhibit 99.1

                                HILARY B. MILLER
                                 ATTORNEY AT LAW

MEMBER OF NEW YORK                                   112 PARSONAGE ROAD
AND CONNECTICUT BARS                           GREENWICH, CONNECTICUT 06830-3942
                                                       (203) 861-5252
                                                FACSIMILE:  (203) 622-6264

                                                    4 GRAND PARK AVENUE
          February 3, 2002                     SCARSDALE, NEW YORK 10583-7612
                                                       (914) 673-6341
                                                FACSIMILE:  (914) 723-1452

                                                     HILARY@MILLER.NET

                                                      PLEASE REPLY TO:
                                                    Connecticut Office




Mr. David Lyon
Senior Financial Analyst
Division of Corporation Finance - Mail Stop 0408
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0002

           Re:  Dollar Financial Group, Inc. - File No. 333-18221

Dear Mr. Lyon:

     Dollar Financial Group, Inc. ("Dollar") has referred your letter of January 24, 2002 to me for a response. After reviewing the substance of your letter, Dollar continues to believe that its disclosures are adequate and that no further disclosures are required, for the reasons set forth below.

     Your letter suggests that you believe there to be uncertainties arising from the ongoing controversy over payday lending. Dollar respectfully disagrees. While many self-proclaimed consumer advocacy groups decry payday lending, the fact remains that payday lending is so popular with consumers that 25 states have expressly adopted legislation enabling payday lending; an additional 12 states have no state usury ceiling. Dollar derives the vast bulk of its U.S. payday-lending revenue from loans made in those 37 states.

     The recent consent order entered into by Eagle National Bank (and referred to in Dollar's Form 8-K) means merely that Eagle, a single vendor of payday-loan services has agreed, because of circumstances particular to Eagle (i.e., excessive concentration, undercapitalization and inadequate management controls), to exit the business. There are several other banks which provide similar services, and Dollar is presently in discussions with a number of them to replace Eagle. Dollar is considered a very attractive customer by such banks because of its size, its capitalization, its reputation for probity, and the reputation of its principal investors; and there is active bidding for access by such banks to Dollar's consumer-loan distribution channels. Dollar has already disclosed that it expects to enter into replacement arrangements with another bank.

Mr. David Lyon
February 3, 2002
Page 2

     It is not presently possible to quantify the effect on Dollar's finances of any failure to enter into such replacement arrangements. However, since the largest part of Dollar's payday lending activities is derived from loans to consumers in states where payday lending is lawful under state law, and because Dollar would retain all of the compensation presently earned by Eagle if Dollar were to engage in direct lending, Dollar does not presently expect the effect of its failure, if at any, to enter into such replacement arrangements to have a material adverse effect on its revenues and earnings from payday lending.

     It is important to appreciate that (1) payday lending remains lawful for state-licensed lenders in all of the states that are economically important for Dollar, and (2) payday lending remains lawful for federally insured depository institutions chartered under both state and federal law. There are no significant legislative or administrative developments of which we are presently aware that are likely of enactment that would materially alter the regulatory landscape. The manner in which banking regulators have been "addressing" payday lending, as you mention in your letter, appears primarily related to individual institutional safety-and-soundness issues rather than new substantive regulation. Accordingly, the "controversy" to which you refer in your letter does not, in Dollar's view, represent a significant business risk.

     Of course, there are uncertainties in any business situation, and Dollar has disclosed the existence of these uncertainties in its Form 8-K.

     I welcome the opportunity to discuss your concerns after your review of this letter. Please feel free to call me, tollfree, at (800) 392-6252.

                                                       Very truly yours,

                                                      /s/ Hilary B. Miller

                                                        HILARY B. MILLER

     c.c.:  Messrs.:  Donald F. Gayhardt
                      Peter J. Sokolowski
                      Jeffrey A. Weiss